Exhibit 99.1

For Immediate Release: November 21, 2017
Jennifer Nahas
Vice President, Marketing
Griffin Capital Company
jnahas@griffincapital.com
Office Phone: 949-270-9332
Cell Phone: 949-433-6860

Julius Buchanan / Joseph Kuo
Haven Tower Group LLC
424-652-6520, ext. 114 / 424-652-6520, ext. 101
jbuchanan@haventower.com or jkuo@haventower.com

Griffin Capital Essential Asset REIT Announces Sale of DreamWorks Animation’s Headquarters and Studio Campus

El Segundo, Calif. (November 21, 2017) – Griffin Capital Company, LLC (“Griffin Capital”) announced today, on behalf of Griffin Capital Essential Asset REIT, Inc. (the “REIT”), the sale of DreamWorks Animation’s Headquarters and Studio Campus, a five-building, 460,000 square foot property (the “Property”) located in Glendale, California, for $290 million. DreamWorks Animation (“DWA”) is an industry-leading animation studio responsible for such commercially successful movie franchises as Shrek, Madagascar, How to Train Your Dragon, and Kung Fu Panda. The REIT acquired the building in July, 2015 for $215 million. The seller was represented by The Shannon Team of Newmark Grubb Knight Frank.

Commenting on the sale, Louis Sohn, Griffin Capital’s Director of Acquisitions stated, “DreamWorks Animation’s Headquarters and Studio Campus was a great investment; we are pleased by the

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opportunity to sell the property at a price substantially higher than at purchase. The proceeds will allow us to make strategic acquisitions that provide higher yields to the REIT.”

“At the time we purchased DWA’s Headquarters, in addition to the attraction of the real estate itself, located nearby other world-renowned studio properties including Disney Studios, Warner Brothers Studios and Universal Studios, we were also attracted to the potential of an upgrade in the financial strength of DWA due to the probability of a strategic combination or sale of the tenant,” added Michael J. Escalante, Chief Investment Officer, Griffin Capital. “Ultimately, Comcast acquired DreamWorks Animation in August 2016, dramatically improving our tenant’s credit profile, resulting in nearly 150 basis points of yield compression relative to our purchase cap rate. We elected to realize this substantial value appreciation and generated an approximately 80 percent aggregate return on the REIT investors’ equity in just over two years.”

Proceeds from the sale will be used to execute a series of 1031 exchanges that, in aggregate, will be accretive to the REIT’s economic returns while providing additional geographic, economic and credit diversification.

About Griffin Capital Essential Asset REIT

Griffin Capital Essential Asset REIT, Inc. is a publicly-registered non-traded REIT with a portfolio, as of September 30, 2017, of 74 office and industrial properties totaling 18.8 million rentable square feet, located in 20 states, representing total REIT capitalization of approximately $3.4 billion. Griffin Capital Essential Asset REIT, Inc. is one of several REITs sponsored or co-sponsored by Griffin Capital. To learn more about Griffin Capital Essential Asset REIT, please visit
https://www.griffincapital.com/griffin-capital-essential-asset-reit

About Griffin Capital

Griffin Capital is a leading alternative investment asset manager with approximately $9.6 billion in assets under management as of September 30, 2017. Founded in 1995, the privately held firm is led by a seasoned team of senior executives with more than two decades of investment and real estate experience and who collectively have executed more than 650 transactions valued at over $22 billion.

The firm manages, sponsors or co-sponsors a suite of carefully curated, institutional quality investment solutions distributed by Griffin Capital Securities, LLC to retail investors through a community of partners, including independent and insurance broker-dealers, wirehouses, registered investment advisory firms and the financial advisors who work with these enterprises.

Additional information is available at www.griffincapital.com.

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